Exhibit 21

LIST OF SUBSIDIARIES

The following is a listing of significant subsidiaries 100% owned by Seneca Foods Corporation, directly or indirectly:

Name	State

Dundee Insurance Company, Inc.	Utah
Gray & Company	Oregon
Green Valley Foods LLC	Delaware
Marion Foods, Inc.	New York
Portland Food Products Company	Oregon
Seneca Snack Company	Washington